AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC.

                             ARTICLES SUPPLEMENTARY


         AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation has allocated One Billion (1,000,000,000) shares of the One Billion (1,000,000,000) shares of the authorized capital stock of the Corporation, par value One Cent ($0.01) per share for an aggregate par value of Ten Million Dollars ($10,000,000). As a result of the action taken by the Board of Directors referenced in Article FIRST of these Articles Supplementary, the four (4) Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:

         Series                                      Number of Shares            Aggregate Par Value

Strategic Allocation: Conservative Fund               255,000,000                      $2,550,000

Strategic Allocation: Moderate Fund                   450,000,000                      $4,500,000

Strategic Allocation: Aggressive Fund                 245,000,000                      $2,450,000

EmVee Fund                                             50,000,000                        $500,000

The par value of each share of stock in each Series is One Cent ($0.01) per share.

         SECOND: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation, the Board of Directors of the Corporation (a) has duly established classes of shares (each hereinafter referred to as a "Class") for the Series of the capital stock of the Corporation and (b) has allocated the shares designated to the Series in Article FIRST above among the Classes of shares. As a result of the action taken by the Board of Directors, the Classes of shares of the four (4) Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:

                                                                           Number of Shares
                                                                               as Allocated             Aggregate
                    Series Name                       Class Name                                        Par Value

Strategic Allocation: Conservative Fund               Investor                  140,000,000            $1,400,000
                                                      Institutional              75,000,000               750,000
                                                      Service                             0                     0
                                                      Advisor                    40,000,000               400,000

Strategic Allocation: Moderate Fund                   Investor                  225,000,000            $2,250,000
                                                      Institutional             125,000,000             1,250,000
                                                      Service                             0                     0
                                                      Advisor                    80,000,000               800,000
                                                      C                          10,000,000               100,000
                                                      R                          10,000,000               100,000

Strategic Allocation: Aggressive Fund                 Investor                  150,000,000            $1,500,000
                                                      Institutional              25,000,000               250,000
                                                      Service                             0                     0
                                                      Advisor                    60,000,000               600,000
                                                      C                          10,000,000               100,000

EmVee Fund                                            Investor                   50,000,000              $500,000

         THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or Class or any unissued shares that have not been allocated to a Series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

         FOURTH: A description of the series and classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation of the Corporation and is not changed by these Articles Supplementary, except with respect to the creation and/or designation of the various Series.

         FIFTH: The Board of Directors of the Corporation duly adopted resolutions dividing into Series the authorized capital stock of the Corporation and allocating shares to each Series as set forth in these Articles Supplementary.

         IN WITNESS WHEREOF, AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 24th day of February, 2004.

                                            AMERICAN CENTURY STRATEGIC
ATTEST:                                     ASSET ALLOCATIONS, INC.


                                           By:
-------------------------------            ------------------------------------
Name:  Anastasia H. Enneking               Name:   Charles A. Etherington
Title:   Assistant Secretary               Title:      Vice President


         THE UNDERSIGNED Vice President of AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.



Dated: February 24, 2004
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                                         Charles A. Etherington, Vice President